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                                                                   EXHIBIT 10.21

                             RETIREMENT BENEFITS OF
                EDWARD M. LIDDY, JOHN L. CARL, AND CASEY J. SYLLA

     Mr. Liddy, Mr. Carl and Mr. Sylla each will receive a pension enhancement payable from a nonqualified pension plan upon termination, retirement, death or change of control. Mr. Liddy will receive an enhanced pension benefit that assumes an additional five years of age and service under the pension formula of Allstate's qualified pension plan through age 61. At age 62 and after, the enhancement is based on the maximum credited service under the pension formula. Mr. Carl and Mr. Sylla will receive an enhanced pension benefit based on the addition of five years of age and service if each retires from Allstate on or after age 60 and 63, respectively. All of these enhancements are payable upon death and are considered to be supplemental retirement plans in the event of a change of control.